FORM 4
[ ]Check box if no longer             U.S. SECURITIES AND EXCHANGE COMMISSION
   subject to Section 16.                      Washington, D.C. 20549
   Form 4 or Form 5 obligations
   may continue.  See Instruc-     STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP
   tion 1(b).
       Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
	  Section 17(a) of the Public Utility Holding Company Act of 1935 or
		Section 30(f) of the Investment Company Act of 1940
-------------------------------------------------------------------------------
1. Name and Address of Reporting Person    | 2. Issuer Name and Ticker or
Rochlis          James             J.      |    Trading Symbol
(Last)          (First)         (Middle)   |    Chris-Craft Industries, Inc.
             150 E. 69th St.               |    (CCN)
                (Street)                   | ----------------------------------
New York       NY                 10021    | 3. IRS or Social Security Number
(City)      (State)               (Zip)    |    of Reporting Person (Voluntary)
                                           |
-------------------------------------------------------------------------------
4. Statement for Month/Year |  5. If Amendment, Date of Original (Month/Year)
   11/97                    |
-------------------------------------------------------------------------------
6. Relationship of Reporting Person      | 7. Individual or Joint/Group Filing
   to Issuer                             |
  (Check all applicable)                 |    X  Form filed by one Reporting
    x  Director           10% Owner      |   --- Person
   ---                ---                |       Form filed by more than one
       Officer (give      Other (specify |   --- Reporting Person
   --- title below)   --- below)         |
-------------------------------------------------------------------------------
Table I - Non-Derivative Securties Acquired, Disposed of, or Beneficially Owned

1. Title of security     2.Transaction     3.Transaction      4.Securities       5.Amount of         6.Ownership     7.Nature of
                           Date              Code               Acquired (A)       Securities          Form:           Indirect
                          (Month/Day/Year)                      or Disposed        Beneficially        Direct (D)      Beneficial
                                                                of (D)             Owned at End        Indirect (I)    or Ownership
                                                                                   of Month
                                             Code   V      Amount    (A)  Price
								      or
								     (D)
Common Stock              04/10/98            M            2,604     A    $27.4956  7,140             D
---------------------------------------------------------------------------------------------------------------------------------

Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly. (Print or Type Responses)

FORM  4 (Continued)         Table II-Derivative Securities Acquired, Disposed
			      of, or Beneficially Owned (e.g. puts, calls, warrants, options, convertible securities)

 1. Title of      2.   Conversion or     3. Transaction  4.Transaction  5. Number of        6.Date
    Derivative         Exercise Price       Date           Code            Derivative         Exercisable
    Security           of Derivative        (Month/                        Securities         and Expiration
                       Security             Day/Year)                      Acquired (A)       Date
									   or Disposed        (Month/Day/Year)
                                                                           of (D)

							   Code  V        (A)      (D)        Date      Expiration

Director stock option
  (right to buy)       $27.4956             4/10/98        M              --       2,604      4/22/93   4/21/98

7.Title and                  8.Price of             9.Number of            10.Ownership     11.Nature
   Amount of                   Derivative             Derivative              Form of          of
   Underlying                  Security               Securities              Derivative       Indirect
   Securities                                         Beneficially            Security:        Beneficial
                                                      Owned at End            Direct (D)       Ownership
                                                      of Month                or
                                                                              Indirect (I)
Title            Number
                 of Shares

Common stock     2,604         --                     -0-                     D

Explanation of Responses:

------------------------------------------------------------------------------
**Intentional misstatements or omissions of facts constitute Federal
Criminal Violations.  See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note. File three copies of this form, one of which must be manually signed. If space provided is insufficient, see Instruction 6 for procedure.

   /s/James J. Rochlis                          May 01, 1998
-------------------------------------        -----------------
   **Signature of Reporting Person                  Date